EXHIBIT 1 - Financial Statements and Auditor Report

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

FINANCIAL STATEMENTS
AND
INDEPENDENT AUDITORS’ REPORT

FOR THE YEAR ENDED DECEMBER 31, 2002

TABLE OF CONTENTS
Page
Independent Auditors’ Report	1
Financial Statements:
Balance Sheets	2
Statements of Income (Loss)	3
Statements of Comprehensive income (Loss)	4
Statements of Changes in Stockholders’ Equity	5
Statements of Cash Flows	6-7
Notes to Financial Statements	8-20
Supplemental Schedules of Operating Expenses	21
Supplemental Schedules of Selected Financial Data	22

INDEPENDENT AUDITORS’ REPORT

Board of Directors
Electronic Systems Technology, Inc.
415 N. Quay - Suite 4
Kennewick, WA 99336

We have audited the accompanying balance sheets of Electronic Systems Technology, Inc., as of December 31, 2002 and 2001, and the related statements of income (loss), comprehensive income (loss), stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Electronic Systems Technology, Inc., as of December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/ MOE O'SHAUGHNESSY

February 7, 2003

ELECTRONIC SYSTEMS TECHNOLOGY, INC.
BALANCE SHEETS
DECEMBER 31, 2002 AND 2001

ASSETS
	2002	2001
CURRENT ASSETS
Cash	$ 11,100	$ 6,100
Money market investment	311,897	516,334
Certificate of deposit	-	991,158
Available-for-sale investments	1,337,668	-
Accounts receivable, net of $1,284 allowance for doubtful accounts	302,269	158,674
Inventory	569,424	531,599
Accrued interest	-	1,243
Prepaid insurance	8,523	7,252
Prepaid expenses	2,500	-
Prepaid federal income taxes	-	6,633
Total Current Assets	2,543,381	2,218,993

PROPERTY AND EQUIPMENT - NET	159,182	164,989

OTHER ASSETS - NET	30,407	17,690

DEFERRED INCOME TAX BENEFIT	9,200	-
$2,742,170		$2,401,672

LIABILITIES AND STOCKHOLDERS’ EQUITY
	2002	2001
CURRENT LIABILITIES
Accounts payable	$ 38,855	$ 48,384
Refundable deposits	21,758	5,000
Accrued payroll	2,648	2,260
Accrued payroll and other taxes	4,943	1,458
Accrued vacation pay	19,428	17,137
Income tax payable	104,594	-
Deferred income taxes	-	17,283
Total Current Liabilities	192,226	91,522

DEFERRED INCOME TAXES	30,400	-

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS’ EQUITY
Common stock $.001 par value 50,000,000 shares authorized, 5,098,667 issued and outstanding	5,099	5,099
Additional paid-in capital	945,734	945,734
Retained earnings	1,572,893	1,359,317
Accumulated other comprehensive loss	(4,182)	-
	2,519,544	2,310,150
	$2,742,170	$2,401,672

See Notes to Financial Statements.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.
STATEMENTS OF INCOME (LOSS)
FOR THE YEARS ENDED DECEMBER 31, 2002, 2001, AND 2000
	2002	2001	2000
SALES - NET	$1,932,648	$1,303,811	$1,310,524
COST OF SALES
Beginning inventory	531,599	561,946	357,490
Purchases and allocated costs	907,087	664,047	936,383
1,438,686		1,225,993	1,293,873
Ending inventory	569,424	531,599	561,946
869,262		694,394	731,927
GROSS PROFIT	1,063,386	609,417	578,597
OPERATING EXPENSES	788,631	681,374	670,774
OPERATING INCOME (LOSS)	274,755	(71,957)	(92,177)
OTHER INCOME
Interest income	41,233	54,970	79,144
Other income (expense)	11,629	23,059	42,443
	52,862	78,029	121,587
INCOME BEFORE INCOME TAXES	327,617	6,072	29,410
PROVISION FOR FEDERAL INCOME TAXES	114,041	16,368	5,466
NET INCOME (LOSS)	213,576	(10,296)	23,944

BASIC EARNINGS PER SHARE	$ 0.04	$ -	$ -

DILUTED EARNINGS PER SHARE	$ 0.04	$ -	$ -

See Notes to Financial Statements.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
FOR THE YEARS ENDED DECEMBER 31, 2002, 2001, AND 2000
2002		2001	2000
NET INCOME (LOSS)	$213,576	$(10,296)	$23,944

OTHER COMPREHENSIVE LOSS:
Unrealized loss on securities arising during the period	(6,332)	-	-
Income tax benefit related to other comprehensive loss	2,150	-	-
Other comprehensive loss, net	(4,182)	-	-
COMPREHENSIVE INCOME (LOSS)	$209,394	$(10,296)	$23,944

See Notes to Financial Statements.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2002, 2001, AND 2000

	Common Stock
	Shares	Amount	Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total
BALANCE AT JANUARY 1, 2000	4,953,667	$4,954	$894,129	$1,345,669	--	$2,244,752
STOCK OPTIONS EXERCISED	115,000	115	39,335	--	--	39,450
NET INCOME DECEMBER 31, 2000				23,944	--	23,944
	5,068,667	5,069	933,464	1,369,613	--	2,308,146
STOCK OPTIONS EXERCISED	30,000	30	12,270	--	--	12,300
NET LOSS DECEMBER 31, 2001				(10,296)		(10,296)
	5,098,667	5,099	945,734	1,359,317	--	2,310,150
COMPREHENSIVE INCOME:
Net income	--	-	--	213,576	--	213,576
Unrealized loss on securities - net	--	-	--	--	(4,182)	(4,182)
BALANCE AT DECEMBER 31, 2002	5,098,667	$5,099	$945,734	$1,572,893	$(4,182)	$2,519,544

See Notes to Financial Statements.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2002, 2001, AND 2000
	2002	2001	2000
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (Loss)	$ 213,576	$(10,296)	$ 23,944
Noncash expenses included in income:
Depreciation	40,869	42,978	40,604
Amortization	4,404	3,034	2,461
Deferred income taxes	3,917	16,368	99
Loss on disposition of assets	23	1,059	120
Decrease (increase) in current assets:
Accounts receivable, net	(143,595)	24,953	(28,839)
Inventory	(37,825)	30,347	(204,456)
Other current assets	(2,528)	12,148	(11,164)
Increase (decrease) in current liabilities:
Accounts payable and other current liabilities	13,394	(24,571)	36,663
Federal income taxes payable	113,377	-	-
Net Cash From Operating Activities	205,612	96,020	(140,568)

CASH FLOWS FROM INVESTING ACTIVITIES:
Deposits	(17,122)	-	-
Purchase of investments	(1,344,000)	-	-
Capitalized software	-	(13,709)	-
Additions to property and equipment	(35,085)	(33,306)	(71,323)
Net Cash From Investing Activities	(1,396,207)	(47,015)	(71,323)

CASH FLOWS FROM FINANCING ACTIVITIES:
Stock options exercised	-	12,300	39,450
Net Cash From Financing Activities	$ -	$ 12,300	$ 39,450
(Continued)

See Notes to Financial Statements.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2002, 2001, AND 2000

	2002	2001	2000
NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS	$(1,190,595)	$ 61,305	$ (172,441)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	1,513,592	1,452,287	1,624,728

CASH AND CASH EQUIVALENTS AT END OF YEAR	$ 322,997	$1,513,592	$1,452,287

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
Income taxes	-	$ -	$ 6,955

Cash and cash equivalents:
Cash	$ 11,100	$ 6,100	$ 9,166
Money market	311,897	516,334	388,024
Certificate of deposit (initial maturity, three months or less)	-	991,158	1,055,097
$ 322,997		$1,513,592	$1,452,287
(Concluded)

See Notes to Financial Statements.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies

Business Organization

The Company was incorporated under the laws of the State of Washington on February 10, 1984, primarily to develop, produce, sell and distribute wireless modems that will allow communication between peripherals via radio frequency waves. On November 12, 1984, the Company sold 3,000,000 shares of its unissued common stock to the public at an offering price of $.30 per share, arbitrarily determined by the underwriter.

Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Estimates used in the accompanying financial statements include allowance for uncollectible accounts receivable, inventory obsolescence, useful lives of depreciable assets, and deferred income taxes. Actual results could differ from those estimates.

Concentrations of Credit Risks

Financial instruments that potentially subject the Company to credit risk consists of cash and customer receivables. The Company places its cash with one major financial institution. During the period, the Company had cash balances that were in excess of federally insured limits.

The Company’s customers, to which trade credit terms are extended, consist of United States and local governments and foreign and domestic companies.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies (Continued)

Revenue Recognition

The Company recognizes revenue from product sales upon shipment to the customer. Revenues from site support are recognized as the Company performs the services in accordance with agreement terms.

Financial Instruments

The Company’s financial instruments are cash and cash equivalents, accounts receivable and accounts payable. The recorded values of cash and cash equivalents, accounts receivable and accounts payable approximate their fair values based on their short-term nature.

Cash and Cash Equivalents

Cash and cash equivalents consist primarily of cash, certificates of deposit, money market accounts and investment grade commercial grade paper that is readily convertible into cash and purchased with original maturities of three months or less.

Allowance for Uncollectible Accounts

The Company uses the allowance method to account for uncollectible accounts receivable. Accounts receivable are presented net of an allowance for doubtful accounts of $1,284 as of December 31, 2002 and 2001.

Inventory

Inventories are stated at lower of cost or market. Cost is determined on an average cost basis that approximates the first-in, first-out (FIFO) method. Market is determined based on net realizable value and consideration is given to obsolescence.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies (Continued)

Patent Costs

Expenses incurred in connection with the patent have been capitalized and are being amortized over 17 years.

Property and Equipment

Property and equipment are carried at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The useful life of property and equipment for purposes of computing depreciation is five to seven years. The useful life for leasehold improvements is thirty-one and one-half years. The Company periodically reviews its long-lived assets for impairment and, upon indication that the carrying value of such assets may not be recoverable, recognizes an impairment loss by a charge against current operations.

Investments

The Company classifies its marketable equity securities into trading or available-for-sale categories. Marketable securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and are reported at fair value, with unrealized gains and losses recognized in earnings. Marketable equity securities not classified as trading are classified as available-for-sale and are carried at fair market value, with the unrealized gains and losses, net of tax, included in the determination of comprehensive income and reported in the stockholders’ equity.

The fair value of substantially all securities is determined by quoted market prices. Gains or losses on securities sold are based on the specific identification method.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies (Continued)

Available-for-sale investments consist of bond funds purchased at a cost of $1,344,000, with a fair market value of $1,337,668, at December 31, 2002. A net unrealized holding loss on available-for-sale securities in the amount of $6,332 has been charged to other comprehensive income (loss) for the year ended December 31, 2002.

Capitalized Software Costs

Capitalized software costs consist of costs to purchase and develop software. The Company capitalizes the costs of creating a software product to be sold, leased or otherwise marketed, for which technological feasibility has been established. Amortization of the software product, on a product-by-product basis, begins on the date the product is available for distribution to customers and continues over the estimated revenue-producing life, not to exceed five years.

Income Taxes

The provision for income taxes is computed on the pretax income (loss) based on the current tax law. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates.

Research and Development

Research and development costs are expensed as incurred. Research and development expenditures for new product development and improvements of existing products by the Company for 2002, 2001, and 2000, were $167,522, $146,245, and $171,658, respectively.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies (Continued)

Advertising Costs

Costs incurred for producing and communicating advertising are expensed when incurred. Advertising costs for the years ended December 31, 2002, 2001, and 2000, were $18,277, $20,774, and $30,810, respectively.

Other Comprehensive Income (Loss)

Comprehensive income consists of net income and other gains and losses affecting stockholders’ equity that, under generally accepted accounting principles, are excluded from net income. The Company’s only item of other comprehensive income (loss) is unrealized losses on marketable equity investments. The changes in the components of other comprehensive income (loss) at December 31, 2002, were $4,182 unrealized loss on securities net of tax, with no comprehensive income (loss) at December 31, 2001 and 2000.

Earnings (Loss) Per Common Share

Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. In periods where losses are reported, the weighted-average number of common shares outstanding excludes common stock equivalents, because their inclusion would be anti-dilutive.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies (Continued)

Reclassifications

Certain reclassifications have been made to the prior years’ financial statements to conform to the current year presentation. These reclassifications had no effect on previously reported results of operations or retained earnings.

2. Inventories

Inventories consisted of the following:

2002		2001
Parts	$359,915	$357,884
Work in progress	-	94,036
Finished goods	209,509	79,679
$569,424		$531,599

3. Property and Equipment

Property and equipment consisted of the following:

2002		2001
Leasehold improvements	$ 13,544	$ 13,544
Laboratory equipment	447,457	417,323
Furniture and fixtures	16,151	15,744
Dies and molds	77,396	77,396
554,548		524,007
Accumulated depreciation	(395,366)	(359,018)
Property and equipment - net	$159,182	$164,989

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

4. Other Assets

Other assets consisted of the following:

2002		2001
Patent costs	$ 1,850	$ 1,850
Software costs	86,330	86,330
88,180		88,180
Accumulated amortization	(75,235)	(70,830)
12,945		17,350
Deposits	17,462	340
Other assets - net	$ 30,407	$ 17,690

5. Provision (Benefit) For Income Taxes

The Company uses the asset and liability approach in accounting for income taxes.

The provision for federal income taxes consisted of:

2002		2001	2000
Current	$107,974	$ -	$ 5,367
Deferred	6,067	16,368	99
Provision for federal income taxes	$114,041	$ 16,368	$ 5,466

The components of the net deferred tax (assets) liability at December 31, were as follows:
2002		2001	2000
Depreciation	$30,400	$23,819	$19,464
Unallowable deductions	(9,200)	(6,536)	(6,203)
Unused capital loss carryover	-	-	(12,346)
$21,200		$17,283	$ 915

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

5. Provision (Benefit) For Federal Income Taxes (Continued)

The differences between the provision for income taxes and income taxes computed using the U.S. federal income tax rate were as follows:
2002		2001	2000
Amount computed using the statutory rate	$107,974	$ -	$ 5,367
Increase(decrease) in deferred tax (assets) liabilities	6,067	16,368	99
Provision for federal income taxes	$114,041	$ 16,368	$ 5,466

6. Profit Sharing Salary Deferral 401-K Plan

The Company sponsors a Profit Sharing Plan and Salary Deferral 401-K plan and trust. All employees over the age of twenty-one are eligible. The Company is not making contributions under the current plan agreement.

7. Stock Options

The Company grants stock options to individual employees and directors with no less than three years continuous tenure. After termination of employment, stock options may be exercised within ninety days.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

7. Stock Options - (Continued)

A summary of option activity follows:
	Options Outstanding
	Number Outstanding	Weighted-Average Exercise Price Per Share
Balance at 12/31/99	640,000	$0.38
Granted	220,000	0.44
Exercised	(115,000)	0.34
Canceled	(165,000)	0.44
Balance at 12/31/00	580,000	1.29
Granted	195,000	0.44
Exercised	(30,000)	0.41
Canceled	(230,000)	0.68
Balance at 12/31/01	515,000	1.29
Granted	180,000	0.42
Exercised	-	-
Canceled	(160,000)	0.44
Balance at 12/31/02	535,000	1.25

The option price range for years ending December 31, 2002 through 2000 is: 2002, $0.42 to $2.81; 2001, $0.44 to $2.81; 2000, $0.41 to $2.81. The option price range for exercised shares for years ending December 31, 2002 through 2000 is: 2002, none exercised; 2001, $0.41 to $0.44; 2000, $0.28 to $2.81. The weighted average fair value of options granted during the years ending December 31, 2002 through 2000 is: 2002, $0.42; 2001, $0.44; 2000, $2.81.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

7. Stock Options (Continued)

The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation expense has been recognized for the stock option plan. Had compensation expense for the Company’s stock option plan been determined, based on the fair value at the grant date for awards, the Company’s net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:

2002		2001	2000
Net earnings (loss) as reported	$213,576	$ (10,296)	$ 23,944
Net earnings (loss) pro forma	$144,486	$(105,881)	$(126,919)
Earnings per share – as reported	0.04	-	-
Earnings per share – pro forma	0.03	-	-

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2002; dividend yield equaled 0; expected volatility of 72% risk-free interest rate of 4.18%; and expected lives of three years.

8. Employee Profit Sharing Bonus Program (Non-qualified)

The Company makes contributions to the Employees Profit Sharing Bonus Program (as revised in 1992) based upon ten percent of the first $100,000 of pre-tax net income plus eight percent on pre-tax net income in excess of $100,000.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

9. Earnings Per Share

The following table reconciles the income and average share amounts used to compute both basic and diluted earnings per share:
2002		2001	2000
Net income (loss)	$ 213,576	$(10,296)	$ 23,944

Basic earnings per share:
Weighted average shares outstanding	5,083,146	5,083,146	5,056,064

Diluted earnings per share:
Weighted average shares outstanding	5,083,146	5,083,146	5,056,064
Shares contingently exercisable from stock options	535,000	*	580,000
Weighted average shares outstanding	5,618,146	5,083,146	5,636,064

* Certain stock options were excluded from the computation of earnings per share due to their antidilutive effect. The number of such options is $515,000 for 2001.

10. Leases

The Company leased its facilities from a port authority, under beneficial terms, for $2,197 monthly, through October 1, 2002. The lease was renewed for $2,259 monthly for three years, expiring in October 2005, with annual increases based upon CPI. The lease expense for the years ended December 31, 2002, 2001, and 2000 was $30,389, $29,954 and $28,956, respectively.

Future minimum lease payments required under the above operating lease for the years ending December 31, 2003 through 2005 are: 2003, $30,654; 2004, $30,900; 2005, $23,314; with nothing due thereafter.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

11. Related Party Transactions

For the years ended December 31, 2002, 2001, and 2000; services in the amount of $143,496, $79,570, and $96,853, respectively were contracted with a manufacturing process company of which the owner/president is a member of the Board of Directors and Audit Committee Chairman of Electronic Systems Technology, Inc.

12. Commitments and Contingencies

The Company purchases certain key components necessary for the production of its products from a limited number of suppliers. The components provided by the suppliers could be replaced or substituted by other products, if it became necessary to do so. It is possible that if this action became necessary, an interruption of production and/or material cost expenditures could take place.

13. Foreign Sales

The Company’s revenues fall into three major customer categories, Domestic, Export, and U.S. Government sales. A percentage breakdown of the Company’s major customer categories for the years of 2002, 2001 and 2000, are as follows:
2002		2001	2000
Domestic Sales	77%	77%	91%
Export Sales	16	21	2
U.S. Government Sales	7	2	7

No individual customer comprised ten percent or more of the sales revenue.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

13. Foreign Sales - (Continued)

The geographic distribution of foreign sales for 2002, 2001, and 2000 are as follows:
2002		2001	2000
Australia	5%	0%	14%
Austria	2	0	0
Brazil	1	12	13
Canada	19	18	27
Chile	5	0	0
Columbia	3	1	0
Croatia	9	28	0
Ecuador	13	0	1
Egypt	3	0	0
India	0	9	3
Indonesia	4	3	2
Israel	0	0	3
Italy	9	0	0
Jordan	4	11	0
Mexico	3	1	8
Peru	11	3	0
Philippines	0	1	0
Puerto Rico	4	1	0
South Korea	1	12	21
Taiwan	1	0	3
Turkey	0	0	5
United Kingdom	1	0	0
Venezuela	2	0	0

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

SUPPLEMENTAL SCHEDULES

ELECTRONIC SYSTEMS TECHNOLOGY, INC.
SUPPLEMENTAL SCHEDULES OF OPERATING EXPENSES
FOR THE YEARS ENDED DECEMBER 31, 2002, 2001, AND 2000

2002		2001	2000
Advertising	$ 18,277	$ 20,774	$ 30,810
Amortization	4,404	3,034	2,461
Bad debt	18,334	3,187	117
Commissions - sales	1,749	1,284	972
Dues and subscriptions	1,378	1,639	659
Depreciation	40,869	42,978	40,604
Insurance	11,415	9,158	9,751
Materials and supplies	23,655	20,411	20,336
Office and administration	10,591	10,720	12,517
Printing	7,359	10,238	5,396
Professional services	59,462	71,122	84,297
Rent and utilities	35,062	34,686	33,692
Repair and maintenance	14,761	16,384	16,108
Salaries	597,562	520,726	540,800
Taxes	116,618	98,815	91,692
Telephone	10,626	10,404	10,846
Trade shows	36,578	23,357	19,873
Travel expenses	81,023	71,802	72,351
1,089,723		970,719	993,282
Expenses allocated to cost of sales	(301,092)	(289,345)	(322,508)
	$ 788,631	$681,374	$ 670,774

ELECTRONIC SYSTEMS TECHNOLOGY, INC.
SUPPLEMENTAL SCHEDULES OF SELECTED FINANCIAL DATA
FOR THE YEARS ENDED DECEMBER 31, 2002, 2001, AND 2000

2002		2001	2000	1999	1998
Sales - net	$1,932,648	$1,303,811	$1,310,524	$1,239,390	$1,485,381
Gross profit	1,063,386	609,417	578,597	606,275	792,749
Income before provision for income taxes	327,617	6,072	29,410	65,559	242,779
Provision for income taxes	114,041	16,368	5,466	13,258	79,852
Net income (loss)	213,576	(10,296)	23,944	52,301	162,927
Other comprehensive loss, net of tax	(4,182)	-	-	-	-
Comprehensive income (loss)	209,394	(10,296)	23,944	52,301	162,927
Net income per share - basic	0.04	-	-	0.01	0.03
Weighted average number of shares outstanding	5,083,146	5,083,146	5,056,064	4,953,667	4,953,667
Total assets	2,742,170	2,401,672	2,407,871	2,307,715	2,354,145
Stockholders’ equity	2,519,544	2,310,150	2,308,146	2,244,752	2,241,988
Stockholders’ equity per share	0.49	0.45	0.46	0.45	0.45
Working capital	2,351,155	2,127,471	2,125,411	2,090,155	2,119,569
Current ratio	13.2:1	24.2:1	22.3:1	34.2:1	25.3:1
Equity to total assets	92%	96%	96%	97%	95%